Exhibit 99.1

POORE BROTHERS REPORTS RECORD THIRD-QUARTER RESULTS

— Continued Growth of T.G.I. Friday’s® Brand Drives Net Income Up 232% —

GOODYEAR, Ariz. – October 21, 2004 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the third quarter ended September 25, 2004.

Net revenues increased 3% to a third-quarter record of $17.2 million compared to third-quarter 2003 net revenues of $16.7 million.  The Company’s revenue increase was driven by continued strong growth of T.G.I. Friday’s® brand salted snacks, principally in the convenience store and grocery channels.  Overall, T.G.I. Friday’s® brand salted snacks revenue was 15% higher than in the third quarter of 2003 and accounted for approximately 72% of the Company’s net revenue in the quarter.  The Company’s other brands rose modestly.  Last year’s results included approximately $1.2 million in revenues from Crunch Toons® and a distributed product line that have since been discontinued.

Net income for the third quarter was $1.0 million, or $0.05 per basic and diluted share, a 232% increase compared to third-quarter 2003 net income of $0.3 million, or $0.02 per basic and $0.01 per diluted share.  The improved profitability resulted from higher revenues, improved manufacturing efficiencies and strong spending management across the Company.

Gross profit in the third quarter increased 19% to $4.3 million, or 25% of net revenue, compared to $3.6 million, or 22% of net revenue, in the same quarter of 2003. The increase in gross profit percentage was attributable to improved manufacturing efficiencies and lower overall trade promotion spending.  Operating costs decreased to $2.7 million in the third quarter of 2004, down from $3.1 million in 2003, or 16% versus 19% of net revenue.  The higher level of spending in 2003 was driven principally by consumer marketing programs and other costs associated with the launch of Crunch Toons®.

Net interest expense was essentially flat in the third quarter of 2004 versus the comparable period in 2003.  Pre-tax income rose 239% to $1.6 million compared to $0.5 million in the same quarter of 2003.  The Company’s income tax rate in 2004 of approximately 38.7% is up slightly from last year’s rate of 37.4% reflecting higher state income taxes.

Mr. Thomas W. Freeze, president and chief executive officer, commented, “T.G.I. Friday’s® brand salted snacks’ continued growth resulted from strong distribution gains, particularly in the grocery and convenience store channels.  We are extremely pleased that the Company’s focus on continued profit margin improvement and working capital management has resulted in record third-quarter profit results and $8.6 million of cash in the bank.  At the same time, we have grown the T.G.I Friday’s® brand 23% this year.”

For the nine months ended September 25, 2004, net revenue increased 4% to a record $52.3 million, compared with revenue of $50.5 million in the first nine months of the previous year.  Increased revenue was the result of the same factors affecting third-quarter results discussed above.  Net income for the nine months ended September 25, 2004 decreased 42% to $1.5 million, or $0.08 per basic and diluted share, compared with net income of $2.6 million, or $0.15 per basic and $0.14 per diluted share, in the prior-year period due to the impact of certain special items.

Net income for the nine-months ended September 27, 2003 included $1.2 million of after-tax income from an insurance claim settlement, partially offset by a $0.7 million in after-tax charges from the write-down of idle packaging equipment.  Net income for the nine-months ended September 25, 2004 included $1.1 million in after-tax charges for expenses associated with the discontinuance of the Crunch Toons® brand.  Excluding these special items, net revenues for the nine-months ended September 25, 2004 would have been $52.7 million and net income for the period would have been approximately $2.6 million, or $0.14 per basic and $0.13 per diluted share. Similarly, net income for the nine-months ended September 27, 2003 would have been approximately $2.0 million, or $0.12 per basic and $0.11 per diluted share.  Accordingly, net income would have reflected a 27% increase in 2004 over 2003 instead of the 42% decrease mentioned above.

“Excluding the impact of the brand discontinuance costs in the second quarter, we believe we are on track to achieve the low-end of our revenue goals and nearer the high-end of our profit goals for the year,” continued Mr. Freeze.  “Specifically, we expect to report net revenue close to $70 million and report net income of $1.9 - $2.2 million, or $0.10 - $0.11 per diluted share which includes the impact of the brand discontinuance.  Excluding that impact, our net income guidance would be $3.0 - $3.3 million, or $0.15 - $0.17 per diluted share.”

“We are excited about our recent license agreement with Cinnabon® and are developing products and planning to conduct consumer tests for several new products across a variety of categories in the fourth quarter,” stated Mr. Freeze.  “In addition, we are continuing consumer tests on several new products for the T.G.I. Friday’s® brand and exploring other potential licensing opportunities.  We remain committed to building a diverse portfolio of innovative $20-50 million national niche snack food brands capable of sustaining long-term revenue and profit growth in the future,” concluded Mr. Freeze.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, president and chief executive officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, significant competition, customer acceptance of new products, dependence upon major customers and key employees, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine-Months Ended
	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$17,176,201	$16,661,499	$52,335,763	$50,460,125
Cost of revenue	12,871,232	13,016,505	40,348,800	39,048,891
Brand discontinuance costs	—	—	1,414,759	—
Write-down of equipment	—	35,882	—	1,046,602
Gross profit	4,304,969	3,609,112	10,572,204	10,364,632
Selling, general & administrative expenses	2,695,000	3,093,271	7,993,475	7,996,941
Operating income	1,609,969	515,841	2,578,729	2,367,691
Insurance claim settlement, net	—	—	—	1,918,784
Interest expense, net	(49,758)	(55,542)	(145,704)	(191,570)
Income before income tax provision	1,560,211	460,299	2,433,025	4,094,905
Income tax provision	(604,000)	(172,000)	(942,000)	(1,533,000)
Net income	$956,211	$288,299	$1,491,025	$2,561,905

Earnings per common share:
Basic	$0.05	$0.02	$0.08	$0.15
Diluted	$0.05	$0.01	$0.08	$0.14
Weighted average number of common shares:
Basic	18,831,954	17,997,911	18,685,191	17,237,799
Diluted	19,202,074	19,369,977	19,321,246	18,153,174

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 25, 2004	Dec. 27, 2003
	(unaudited)
Current assets	$17,268,711	$14,498,178
Property and equipment, net	11,117,542	11,755,096
Other assets, net	10,303,341	10,327,046
Total assets	$38,689,594	$36,580,320

Current liabilities	$7,394,321	$6,647,254
Long-term debt	2,418,242	3,139,801
Other noncurrent liabilities	2,057,608	1,731,625
Total liabilities	11,870,171	11,518,680
Shareholders’ equity	26,819,423	25,061,640
Total liabilities and shareholders’ equity	$38,689,594	$36,580,320

POORE BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine-Months Ended
	Sept. 25, 2004	Sept. 27, 2003
	(unaudited)

Net cash flows from operating activities	$6,260,899	$4,988,416
Net cash flows from investing activities	(447,526)	(3,238,955)
Net cash flows from financing activities	(452,020)	1,185,620
Net increase in cash and cash equivalents	5,361,353	2,935,081
Cash and cash equivalents at beginning of period	3,239,570	1,395,187
Cash and cash equivalents at end of period	$8,600,923	$4,330,268

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